[LETTERHEAD OF THACHER PROFFITT & WOOD]






Writer's Direct Dial
(212) 912-7435

                                          July 11, 1997
Tappan Zee Financial, Inc.
75 North Broadway
North Tarrytown,  New York  10591

                     Re:  Tappan Zee Financial, Inc.  --
                          1996 Stock Option & Recognition and Retention Plans For Officers, Employees and Outside Directors
                          ---------------------------------------------------

Dear Sirs:

                  We have acted as counsel for Tappan Zee Financial, Inc., a Delaware corporation ("Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 226,800 shares of its common stock, par value $.01 per share ("Shares"), of which an aggregate of 162,000 are authorized but unissued Shares ("Original Issue Shares"), with 113,400 Original Issue Shares having been reserved for issuance upon the exercise of options granted pursuant to the Tappan Zee Financial, Inc. 1996 Stock Option Plan for Officers and Employees ("Employee Option Plan") and 48,600 Original Issue Shares having been reserved for issuance upon the exercise of options granted under the Tappan Zee Financial, Inc. 1996 Stock Option Plan for Outside Directors ("Director Option Plan"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the states of New York and Delaware.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Employee Option Plan and the Director Option Plan (collectively, the "Plans") described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Tappan Zee Financial, Inc.
July 11, 1997                                                            Page 2.

                  Based on the foregoing, we are of the opinion that the Original Issue Shares which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of each of the respective Plans, all such Shares will be validly issued, fully paid and non-assessable.

                  In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of "doing business" or securities or "blue-sky" laws of any jurisdiction (except federal securities law).

                  This opinion is given solely for the benefit of the Corporation and the purchasers of Original Issue Shares pursuant to the terms of the respective Plans, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm's name therein.

                                          Very truly yours,

                                          THACHER PROFFITT & WOOD



                                          By  /s/ W. Edward Bright
                                            ------------------------
                                                  W. Edward Bright